Natus Announces Organizational Enhancements, Key Leadership Appointments

"One Natus" Plan to Focus on More Effectively Meeting Customers' Evolving Needs, and Creating a More Efficient Operating Model

Expects to Exit Non-Core Businesses

PLEASANTON, Calif., Jan. 15, 2019 - Natus Medical Incorporated (NASDAQ:BABY) (the “Company” or “Natus”) today announced the implementation of a new organizational structure designed to improve operational performance and make it a stronger, more profitable company.

Natus will consolidate its three business units, Neuro, Newborn Care and Otometrics into “One Natus”. This initiative creates a single, unified company with globally led operational teams in Sales & Marketing, Manufacturing, R&D, Quality, and General and Administrative functions. The new structure provides for increased transparency, efficiency and cross-functional collaboration across common technologies, processes and customer channels.

Specifically, Natus intends to:

•	Continue to execute proven go-to-market strategies within its market specialties of Neuro, Newborn Care and Audiology;

•	Prioritize product development and design quality by enhancing focus and discipline, and allow these functions to operate more efficiently and effectively;

•	Enhance focus on operational excellence through streamlining processes and developing common platforms throughout the organization; and

•	Position the Company for growth.

The Company will immediately transition to the new structure with further implementation stages continuing throughout 2019.

In connection with the organizational redesign, Natus has also created three new senior management positions:

•	Austin Noll, Executive Vice President and Chief Commercial Officer;

•	Sean Langan, Vice President of Global Operations; and

•	Ivan Pandiyan, Vice President of Global R&D.

In addition to the newly created positions, the existing senior management will continue in their roles reporting directly to Jonathan Kennedy, including:

•	Drew Davies, Executive Vice President and Chief Financial Officer;

•	D. Christopher Chung, M.D., Vice President of Quality, Regulatory Affairs and Chief Medical Officer;

•	William Hill, General Counsel; and

•	Martin Woodrow, Vice President of Human Resources.

All senior management Bios are available in the Investor Relations section of the Company's website at www.Natus.com.

As part of its refocus on more profitable core medical device businesses, Natus also announced that it expects to exit two non-core businesses:

•
Global Neurodiagnostics (GND), the Company's ambulatory EEG video service. Natus first entered the neurodiagnostic service business in 2015. GND operations are expected to wind down during the first quarter. The GND business accounted for approximately $12 million in revenue during 2018.

•
NeuroCom® balance product line. Natus entered this market in 2008 via acquisition and will discontinue sales of new products immediately. Natus will continue to support NeuroCom® customers with technical support and service and will continue as a leader in the balance diagnostic market with its Otometrics' branded balance products. Revenue from the NeuroCom® product line was approximately $7 million during 2018.

“As Natus continues to evolve as a stronger, global medical device company, realigning our organizational structure, reviewing our investment priorities and improving productivity are part of our strategy to increase customer focus and drive long-term value for all of our stakeholders,” said Jonathan Kennedy, President and Chief Executive Officer. “With a new operating model and attention on profitability and our core strengths, we are working to simplify our operations, develop key capabilities and capture maximum value from our assets, while improving our focus on our served markets. Importantly, these enhancements will position us to further exceed our customers' needs and enable Natus to become a more dynamic and competitive organization. I am very confident in the ability of our entire team and the newly formed senior leadership team to execute on the many opportunities that lie ahead.”

As part of the new structure, Carsten Buhl, President and CEO of Otometrics and Leslie McDonnell, Vice President and General Manager, Newborn Care business unit will depart the Company. “On behalf of everyone at Natus, I want to thank Leslie and Carsten for their service and leadership at Natus. Their achievements over the past year have improved our market positions and further strengthened our teams' capabilities. We wish them well in their future endeavors,” Kennedy continued.

The Company will discuss this announcement, together with its 2019 guidance and long-term operating model during its fourth quarter and full year 2018 earnings call on February 13, 2019 at 11:00 AM E.T.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “will”, “outlook” and similar expressions. Forward-looking statements are based on management's current plans, estimates, assumptions and projections, and speak only as of the date they are made. These forward-looking statements include, without limitation, statements regarding creating a more efficient operating model, creating a stronger and more profitable company, enhancing focus on operational excellence, positioning the company for growth and driving long-term value for stakeholders. These statements relate to current estimates and assumptions of our management as of the date of this press release and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. The Company's future results could differ materially due to a number of factors, including the ability of the Company to realize the anticipated benefits from the new structure or from its consolidation strategy, effects of competition, the Company's ability to successfully integrate and achieve its profitability goals from recent acquisitions, the demand for Natus products and services, the impact of adverse global economic conditions and changing governmental regulations, including foreign exchange rate changes, on the Company's target markets, the Company's ability to expand its sales in international markets, the Company's ability to maintain current sales levels in a mature domestic market, the Company's ability to control costs, risks associated with bringing new products to market, and the Company's ability to fulfill product orders on a timely basis, as well as those factors identified under the heading Item 1A “Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Natus disclaims any obligation to update information contained in any forward looking statement, except as required by law.

About Natus Medical Incorporated

Natus is a leading provider of medical devices and services used for the screening, treatment and monitoring of common medical conditions in newborn care, hearing, balance impairment, neurological dysfunction, neurosurgery and sleep disorders.

Additional information about Natus Medical Incorporated can be found at www.natus.com.

Contacts

Natus Medical Incorporated
Drew Davies
Executive Vice President and Chief Financial Officer
(925) 223-6700
InvestorRelations@Natus.com